Exhibit 99.8ni

FUND/SERV AGREEMENT

AGREEMENT entered into as of the 2nd day of October, 2015 by and between Northern Lights Distributors, LLC, a Nebraska limited liability company (“Fund Agent), and MEMBERS Life Insurance Company (“Trust Entity”).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

“Fund Company” shall mean Northern Lights Variable Trust, a Delaware statutory trust registered with the United States Securities and Exchange Commission (“SEC”) as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

“Client-Shareholders” or “Shareholders” shall mean those clients of Trust Entity who have entered into agreements with Trust Entity and who maintain an interest in an account with the Funds (defined below).

Fund Agent is the principal underwriter for certain series of Fund Company (individually, a “Fund;” collectively, the “Funds”).

WHEREAS, Trust Entity, possesses the authority to act on behalf of its Client • Shareholders.

WHEREAS, the Parties to this Agreement desire to participate in the programs offered by the National Securities Clearing Corporation (“NSCC”) which provide (a) an automated process whereby shareholder purchases, redemptions, and exchanges of mutual funds shares are executed through NSCC’s Mutual Fund Settlement Entry and Registration Verification system or its Defined Contribution Clearing and Settlement service (“Fund/SERV”).

WHEREAS, Trust Entity and the Fund Agent are members of the NSCC or otherwise have access to Fund/SERV.

WHEREAS, Trust Entity and Fund Agent desire to participate in Fund/SERV with each other.

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either Trust Entity or the Fund Agent for purposes of this Agreement (Fund Agent and Trust Entity shall be collectively referred to herein as the “Parties” and individually as a “Party”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Fund Agent and Trust Entity hereby agree as follows:

I.	OBLIGATIONS OF FUND AGENT

1.	Transactions Subject to Fund/SERV

On each “Business Day” (as that term is defined in a Fund’s prospectus) on which the Fund determines its per share net asset values, the Fund Agent or its designee shall accept and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Trust Entity electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-Shareholder. On each Business Day, Fund Agent or its designee shall accept for processing any Instructions from Trust Entity and shall process such Instructions in a timely manner.

2.	Performance of Duties

Fund Agent or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Fund Agent or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Fund Agent or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectuses and statements of additional information of the Funds (the “Prospectus”); and (c) any provision relating to Fund/SERV in any agreement between the Fund Company and Fund Agent that would affect Fund Agent’s duties and obligations pursuant to this Agreement. Notwithstanding the foregoing, Fund Agent hereby is authorized to retain third parties and authorized to delegate some or all of its duties and obligations under this Agreement to such person or persons.

3.	Accuracy and Protection of Information, Transmissions Through, and Access to Fund/SERV

Confirmed trades and any other information provided by Fund Agent or its designee to Trust Entity through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC. Fund Agent or its designee shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Fund Agent or its designee.

Fund Agent agrees to treat all non-public information about Trust Entity and Trust Entity’s customers that is provided in connection with this Agreement and the transactions contemplated herein (“non-public information”) in accordance with Fund Agent’s Privacy Policy, as may be amended from time to time. Fund Agent agrees to share non-public information about Trust Entity and Trust Entity’s customers only with third-parties providing services on Fund Agent’s behalf for administrative purposes only and shall not allow such non-public information to be used for marketing purposes. Fund Agent represents that it has safeguards in place to protect the confidentiality of such non-public information in accordance with applicable state and federal laws, rules, and regulations, as such laws, rules, and regulations may be amended from time to time. Fund Agent will promptly provide Trust Entity with notice of the occurrence and scope of any security breaches reasonably believed to compromise the confidentiality of such non-public information.

4.	Notice of Prospectus and Statement of Additional Information Revisions

The Fund Agent or its designee shall provide Trust Entity with reasonable notice of any material revisions to the Prospectuses that the Fund Agent or its designee reasonably believes would affect Trust Entity’s performance of its duties and obligations under this Agreement.

II.	OBLIGATIONS OF TRUST ENTITY

1.	Transactions Subject to Fund/SERV

Trust Entity certifies that all Instructions delivered to Fund Agent or its designee on any Business Day shall; (1) be in accordance with Rule 22c-l of the 1940 Act; (2) have been received by Trust Entity from the Client-Shareholder by the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Fund Agent or its designee on the next Business Day; and (3) Trust Entity certifies that all such Instructions received by it from a Client-Shareholder by the Close of Trading on any Business Day will be delivered to Fund Agent or its designee on the day after such Business Day via the DCC&S prior day trading cycle of Fund/SERV.

2.	Performance of Duties

Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Trust Entity shall conduct each of the forgoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current Prospectuses.

3.	Accuracy and Protection of Information, Transmissions Through, and Access to, Fund/SERV

Trade, registration, and if applicable, broker/dealer information provided by Trust Entity to Fund Agent or its designee through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by Trust Entity regarding each Fund/SERV account shall be true and correct and will have been duly authorized by the Client-Shareholder. Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Trust Entity.

Trust Entity agrees to treat all non-public information about Fund Agent, its designee, and Fund Agent’s customers that is provided in connection with this Agreement and the transactions contemplated herein (“non-public information”) in accordance with Trust Entity’s Privacy Policy, as may be amended from time to time. Trust Entity agrees to share non-public information about Fund Agent, its designee, and Fund Agent’s customers only with third-parties providing services on Trust Entity’s behalf for administrative purposes only and shall not allow such non-public information to be used for marketing purposes. Trust Entity represents that it has safeguards in place to protect the confidentiality of such non-public information in accordance with applicable state and federal laws, rules, and regulations, as such laws, rules, and regulations may be amended from time to time. Trust Entity will promptly provide Fund Agent with notice of the occurrence and scope of any security breaches reasonably believed to compromise the confidentiality of such non-public information.

4.	Information Relating to Fund/SERV Transactions

For each Fund/SERV transaction, including transactions establishing a Client-Shareholder account with Fund Agent, Trust Entity shall provide the Funds and Fund Agent or its designee with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which Trust Entity hereby certifies is and shall remain true and correct. Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

5.	As-Of Transactions

Processing errors which result from any delay or error caused by Trust Entity may be adjusted through Fund/SERV by Trust Entity by the necessary transactions on an as-of basis and the cost to Fund Agent or its designee of such transactions shall be borne by Trust Entity; provided however, prior authorization must be obtained from Fund Agent or its designee if the transaction is back dated more than five days or to a previous calendar year.

6.	Trade Confirmation

Any information provided by Fund Agent or its designee to Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 1Ob-10 and, as such, Fund Agent or its designee has the informed consent of Trust Entity to suppress the delivery of this information using paper-media. Trust Entity will promptly verify accuracy of confirmations of transactions and records received by Fund Agent or its designee through Fund/SERV.

7.	Shareholder Reports and Other Documents; Solicitation of Proxies.

Trust Entity shall timely deliver to each Client-Shareholder all reports and other documents provided to it by the Funds or the Fund Agent or its designee as is required by applicable securities law and Trust Entity Agreement with the Client-Shareholder, provided that Trust Entity has timely received copies of such reports and/or documents. The Fund Company or the Fund Agent, and Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds.

III.	OBLIGATIONS OF ALL PARTIES

1.	Privacy

The Parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the SEC that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this Agreement. Each Party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

2.	Anti-Money Laundering Compliance

Each Party to this Agreement acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rule thereunder (“AML Laws”). Each Party hereby represents that it has adopted policies and procedures that are reasonably designed to comply with the AML Laws. Subject to the applicable provisions of the AML Laws regarding the sharing of information, each Party shall inform the other of any violation of the AML Laws in a commercially reasonable and timely manner.

IV.	INDEMNIFICATION

1.	Fund Agent

Fund Agent shall indemnify and hold harmless Trust Entity and its directors, officers, agents, employees and assigns (each an “Indemnified Trust Entity Party”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by Fund Agent) to which any of them may be or become subject to as a result or arising out of: (a) any negligent act or omission by Fund Agent relating to Fund/SERV, except to the extent caused by the negligence or intentional misconduct of an Indemnified Trust Entity Party; (b) any material breach of Fund Agent’s representations or warranties contained in this Agreement; or (c) the Fund Agent’s failure to comply with any of the terms of this Agreement.

2.	Trust Entity

Trust Entity shall indemnify and hold harmless the Fund Company, the Funds, the Fund Agent,, the Funds’ custodian, and the Funds’ investment adviser, and each of their directors, managers, officers, agents, employees and assigns (collectively, “Indemnified Fund Parties”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys’ fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by Trust Entity) to which any of them may be or become subject to as a result or arising out of: (a) any negligent act or omission by Trust Entity related to Fund/SERV, except to the extent caused by the negligence or intentional misconduct of an Indemnified Fund Party; (b) any material breach of Trust Entity’s representations or warranties in this Agreement; ( c) the failure of Trust Entity to comply with any of the terms of this Agreement; or (d) the Fund Agent’s acceptance of any transaction or account maintenance information from Trust Entity through Fund/SERV.

3.	Notice and Opportunity to Defend

If any action, suit, or proceeding is initiated, or any claim or demand is made, against any party indemnified hereunder (“Indenmified Party”) with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party (“Indemnifying Party”) of such action, suit, proceeding, claim, or demand promptly after service of the summons upon the Indemnified Party or other first legal process. Failure to timely notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below. Thereafter, the Indemnifying Party will be entitled to assume the defense of such action, suit, proceeding, claim, or demand. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that conflict with those of the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be promptly paid by the Indemnifying Party or reimbursed promptly as they are incurred by the Indemnified Party. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding, for the fees and expenses of more than one separate counsel for all Indemnified Parties, except to the extent provided herein and such consent will not be unreasonably withheld. The Indemnifying Party shall not settle any action, suit, proceeding, investigation, claim or demand without the prior written consent of the

Indemnified Party, which consent shall not be unreasonably withheld. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, claim, or demand. If the Indemnifying Patty does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party, which fees and expenses will be payable to the Indemnified Party promptly upon the Indemnifying Party’s receipt of a bill related thereto.

V.	MISCELLANEOUS

1.	Overpayments to Trust Entity

In the event any overpayment is made to Trust Entity by Fund Agent or its designee, Trust Entity shall promptly repay such overpayment to Fund Agent or its designee (as applicable) after Trust Entity receives notice of such overpayment.

2.	Overpayments to Fund Agent

In the event any overpayment is made to Fund Agent or its designee by Trust Entity, the Fund Agent or its designee shall promptly repay such overpayment to Trust Entity after the Fund Agent or its designee receives notice of such overpayment.

3.	Termination

This Agreement shall continue in effect until terminated. The Fund Agent or Trust Entity may terminate this Agreement at any time upon 30 days’ advanced written notice. Termination of this Agreement shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination of this Agreement also will not affect the indemnities given under this Agreement. This Agreement may be amended at any time by written mutual agreement of the Parties.

4.	Conflicting Agreements

Any understanding between the Parties relating to Fund/SERV that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict any Party’s compliance with any law, regulation or order to which such Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

5.	Use of Names

No Patty shall use the name of another Patty in any manner without the other Party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

6.	Assignment

No Party may assign this Agreement (as that term is defined in the 1940 Act) without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of any Party shall not constitute an assignment of this Agreement.

7.	Law

This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York without giving effect to the conflict-of-law provisions thereof

8.	Severability

If any provision of this Agreement is held to be invalid, the remaining provisions of this Agreement shall continue to be valid and enforceable.

9.	Notice

Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, facsimile, email or similar electronic means of delivery to the other Party at the address set forth below (or such other address as the other Party may specify in writing from time to time). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, email or similar electronic means of delivery, whichever occurs first.

10.	Headings; Entire Agreement

The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including any document explicitly incorporated herein by reference and any written supplemental agreement between the Parties, shall contain the full understanding of the Parties with respect to the subject matter hereof and shall supersede any other previous agreement or understanding of the Parties relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by a duly authorized representative of each Party. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this Agreement.

11.	Waiver

The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

12.	No Agency or Sale of Securities

No Party shall be authorized to act for or represent the other Party or in any way be deemed an agent or partner of the other Party. The services contemplated by this Agreement do not constitute the sale of securities between the Parties.

13.	Insurance

At all times each Party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of each Party’s employees and agents.

14.	Arbitration

In the event of a dispute between the Parties with respect to this Agreement including any claim or controversy arising out of or related in any way to this Agreement or the breach, termination, enforcement, interpretation or validity therefore, including the determination of the scope and applicability of this Agreement to arbitrate, and in the event the Parties are unable to resolve the dispute between them, such dispute shall be settled by final and binding arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The Parties agree that, to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry. The venue for any such arbitration will be New York, New York. The Parties have the right to request that the arbitrator(s) award them all fees and costs incurred during the arbitration proceeding from the other Party to the dispute.

15.	Client Information

(a)         Agreement to Provide Information. Trust Entity agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Trust Entity during the period covered by the request.

(i)         Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)           Form and Timing of Response.

(a)         Trust Entity agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 15(a). If requested by the Fund or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 15(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 15(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Trust Entity additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b)         Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties.

(c)         To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)                 Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Trust Entity.

(b)           Agreement to Restrict Trading. Trust Entity agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of the Fund’s Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through Trust Entity’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)         Form of Instructions. Instructions between the Parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or Gil, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or Gil is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)        Timing of Response. Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Trust Entity.

(iii)       Confirmation by Trust Entity. Trust Entity must provide written confirmation to the Fund or its designee that instructions have been executed. Trust Entity agrees to provide such confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c)             Definitions. For purposes of this Agreement:

(i)         Pursuant to Section 15, and only Section 15 herein, the term “Fund” also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)         The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by Trust Entity.

(iii)         The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Trust Entity in nominee name.

(iv)         The term “written” includes electronic writings and facsimile transmissions.

(v)          The term “Trust Entity” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi)         The term “purchase” does not include automatic reinvestment of dividends.

(vii)        The term “promptly” as used in Section 15(a)(ii) shall mean as soon as practicable but in no even later than five (5) business days from Trust Entity’s receipt of the request for information from the Fund or its designee.

16.	Interpretation of Agreement

This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and shall be deemed to have been prepared collectively by the Parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any Party hereto on the basis that a Party prepared or drafted a particular provision of this Agreement.

17.	Counterparts

This Agreement may be signed in counterparts and transmission of a signed agreement as a PDF file via electronic communication or facsimile shall be deemed as a signed original.

**Signature Page Follows**

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date set forth above or as of the first date upon which Trust Entity executes any transaction, performs any service, or receives any payment pursuant hereto.